Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our report dated February 28, 2007, with respect to the financial statements of First Security Benefit Life Insurance and Annuity
Company of New York and to the use of our report dated April 9, 2007, with respect to the financial statements of Variable Annuity Account A, included in Pre-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933 (Form N-4 No. 333-142084) of Variable Annuity Account A and the related Statement of Additional Information accompanying the Prospectus for the EliteDesigns(SM) Variable Annuity.

                                                           /s/ Ernst & Young LLP

Kansas City, Missouri
July 26, 2007